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                                                                      Exhibit 11

                             THE PIONEER GROUP, INC.

                        Computation of Earnings Per Share
                 (Dollars in Thousands Except Per Share Amounts)

Computation for Consolidated
Statement of Income                                         Year Ended December 31.
                                                            -----------------------
                                                  1995              1994               1993
                                                  ----              ----               ----
Net income (1)                               $    22,811        $    33,460        $    18,130

Shares
 Weighted average number of
 common shares outstanding (2)                24,806,000         24,666,000         24,545,000

 Dilutive effect of stock options and
 restricted stock proceeds as common
 stock equivalents computed under the
 treasury stock method using the
 average price during the period (2)             505,000            688,000            431,000

Weighted average number of shares
 outstanding as adjusted (1) (2)              25,311,000         25,354,000         24,976,000

Earnings per share (1) (2)                   $      0.90        $      1.32        $      0.72

(1) These amounts agree with the related amounts in the Consolidated Statement of Income.

(2) Adjusted for December 1, 1994 and September 1, 1993, 2-for-1 stock splits effected in the form of 100% stock dividends.
